Exhibit 4.7

                             BENEFICIAL CORPORATION

                       BENSHARES EQUITY PARTICIPATION PLAN

1. Purpose of Plan. The purpose of the Beneficial Corporation BenShares Equity Participation Plan ("Plan") is to attract and retain able and experienced employees and to provide an incentive to those persons to improve operations and increase profits by affording them an opportunity to acquire stock ownership in Beneficial Corporation ("Corporation"). The options granted under the Plan are not intended to comply with Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

2. Administration of Plan. This Plan shall be administered by the Compensation Committee ("Committee") of the Board of Directors of the Corporation ("Board") which shall consist of not less than three members of the Board, none of whom shall be eligible to participate in this Plan. The determinations of the Committee shall be made in accordance with their judgments as to the best interests of the Corporation and its stockholders and in accordance with the purposes of the Plan. A majority of members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee if in writing signed by all of the Committee members. No member of the Committee or the Board shall be liable for any action taken or determination made in good faith with respect to this Plan or any option granted hereunder.

         The Committee shall have full authority and discretion to adopt rules and regulations and prescribe or approve any forms or documents to carry out the purposes and provisions of this Plan. The Committee's interpretation and construction of any provisions of this Plan shall be binding and conclusive, except as such may be otherwise modified, amended or changed by the Board.

3. Grant of Options. On the 15th day of the month of November (the "Record Date") of each year, commencing with November 15, 1997, and prior to the termination of this Plan, each eligible full-time employee of the Corporation or any of its subsidiaries shall automatically be issued an option pursuant to this Plan to purchase 100 shares, and each eligible permanent part-time employee of the Corporation or any of its subsidiaries shall automatically be issued an option to purchase 50 shares, of the Common Stock of the Corporation, provided, however, that such number of shares shall be automatically proportionately adjusted upon the occurrence of any event described in Section 11 hereof, in a manner consistent with any adjustment affected pursuant to that Section. Notwithstanding the foregoing, the initial Record Date for purposes of the Plan, pursuant to its provisions as then written, occurred on January 31, 1997. In the event that November 15 shall in any year fall on a day on which the New York Stock Exchange is not open for trading, options shall instead be issued pursuant to this Section on the next preceding trading day, which shall be the Record Date for that year.

4. Eligibility. The employees who shall receive options on a Record Date shall consist of those headquarters full-time and permanent part-time employees holding a title or grade below that of Assistant Vice President, or the equivalent of that position in function and responsibility in the case of subsidiaries of the Corporation, and those full-time and permanent part-time employees in the Corporation's field operations holding a title or grade below that of Director, who are employed on the Record Date, and who are classified as employees on the payroll of the Corporation or its subsidiary. It is the intent of the Plan that there be no overlap in eligibility between this Plan and the Beneficial Corporation 1990 Non-Qualified Stock Option Plan (the "Non-Qualified Plan") at any particular time. Employees of the Corporation and its subsidiaries eligible to receive options pursuant to the Non-Qualified Plan shall not be eligible under this Plan. The granting of an option under this Plan shall not affect any outstanding stock option previously granted to an optionee under this Plan, or the Non-Qualified Plan.

         Notwithstanding any language of this Section to the contrary, no individual shall be eligible to receive an option under this Plan if earlier in the same calendar year he or she was eligible to receive options pursuant to the Non-Qualified Plan.

         For purposes of this Plan, the term "subsidiary" shall mean any domestic or foreign corporation of which the Corporation owns, directly or indirectly, in excess of 50% of the total combined voting power of all classes of stock of such corporation; provided, however, for purposes of eligibility under this Section 4, the term "subsidiary" shall mean, any corporation domiciled in the United States, or in one of the foreign jurisdictions identified at Schedule A hereto, of which the Corporation owns, directly or indirectly, in excess of 50% of the total combined voting power of all classes of stock of such corporation. For purposes of this Plan, the term "full-time employee" shall mean any person who is employed other than on a seasonal or other temporary basis and receives a regular salary or wage from the Corporation or one of its subsidiaries, provided that such person customarily works not less than the standard full-time work week for the business unit to which he or she is assigned, provided however, that such term shall also include employees who work less than such standard full-time work week if pursuant to applicable law for that jurisdiction, such employees are required to be deemed equivalent to full-time employees for purposes of benefits such as those available pursuant to the Plan. The term "permanent part-time employee" shall mean any person who is employed other than on a seasonal or other temporary basis and receives a regular salary or wage from the Corporation or one of its subsidiaries, but shall exclude full-time employees and any person whose customary employment is less than 20 hours a week. Any person, otherwise eligible to participate as a full-time or a permanent part-time employee, who is on the Record Date eligible for and in receipt of benefits under the Long-Term Disability Benefits Plan maintained by the Corporation, or any comparable arrangement maintained by any non-U.S. subsidiaries, shall not be eligible to receive options on such Record Date.

         In the case of those employees who are eligible under this Plan and who are subject to the personal income tax laws of foreign countries, including Canada, the United Kingdom, Ireland, and the German Federal Republic, the Committee shall have the discretion, but shall not be required, to include as a part of the terms of option agreements entered into with such employees provisions and conditions, consistent with the Plan, intended to comply with the applicable requirements of the internal revenue laws of such foreign countries.

5. Shares Subject to Plan. Shares to be issued pursuant to options granted under this Plan shall be shares of the Common Stock, par value $1.00 per share, which may be treasury shares reacquired by the Corporation or authorized and unissued shares or a combination of both.

6. Option Price. The option price per share under each option granted pursuant to this Plan shall be120% of the fair market value per share on the record date for such grant, but in no event less than the par value thereof. The fair market value shall be the average between the highest and lowest quoted selling price per share on the New York Stock Exchange Composite Transactions Tape ("Composite Tape") on the date the option is granted (subject to adjustment under Section 11 hereof). If there should be no sale of the shares reported on such date, then the option price per share shall be the average between the highest and lowest quoted selling price per share reported on the Composite Tape on the next preceding day on which there shall have been a sale.

7. Exercise of Option.

         (a) Each Option granted under the Plan shall be exercisable on the dates and for the number of shares as shall be provided in a stock option agreement between the Corporation and optionee evidencing the option and the terms thereof. Shares shall be issued to the optionee upon payment in full in one or a combination of the following methods: (i) in cash, (ii) by an exchange of shares of Common Stock of the Corporation previously owned by the optionee for at least six months prior to the date of exercise, or (iii) by simultaneous sale through a broker of shares of Common Stock acquired on exercise, as provided under Regulation T of the Board of Governors of the Federal Reserve System, in an amount equal to the aggregate purchase price for the shares subject to the option or portion thereof being exercised. The value of the previously owned shares of Common Stock exchanged in full or partial payment for the shares purchased upon the exercise of an option shall be equal to the aggregate fair market value, as defined in Section 6, of such shares on the date of the exercise of such options.

         (b) The Corporation shall be entitled to withhold the amount of any tax attributable to any amounts payable or shares deliverable under the Plan after giving the person entitled to receive the payment or delivery (or the person liable for the tax, if different) notice as far in advance as practicable, and the Corporation may defer making payment or delivery of any benefits under the Plan if any tax is payable until indemnified to its satisfaction. The Committee may, in its discretion and subject to rules which it may adopt, permit an optionee to pay all or a portion of all taxes arising in connection with the exercise of an option by electing to (i) have the Corporation withhold shares of Common Stock, or (ii) deliver other shares of Common Stock previously owned by the optionee for at least six months having a fair market value (as defined in Section 6) equal to the amount to be withheld provided, however, that the amount to be withheld shall not exceed the optionee's estimated total Federal, State and local tax obligations associated with the transaction. The fair market value of fractional shares remaining after payment of the withholding taxes shall be paid to the optionee in cash.

8. Term of Option. Options granted under the Plan shall be fully exercisable when granted, and shall remain exercisable for a period of ten years after the date of grant (the "Exercise Period"), unless earlier forfeited. The Committee may, consistent with Section 12 hereof, authorize existing option agreements to be amended to provide for different option terms, in whole or in part. Options which are not exercised prior to the end of the Exercise Period shall expire.

9. Transferability of Options.

         Options granted under this Plan shall not be transferable except by will or the laws of descent and distribution. Options granted under the Plan shall be exercisable during the optionee's lifetime only by the optionee (or the legal representative of the optionee under Section 10(c)).

10. Termination of Employment and Death of Optionee.

         (a) If during the term of an unexercised option the optionee terminates employment with the Corporation or any of its subsidiaries for any reason (other than those specified at (b) through (d) of this Section) the option shall expire and cease to be exercisable immediately upon such termination.

         (b) If during the term of an unexercised option employment with the Corporation or any of its subsidiaries is terminated by reason of the death of such optionee, the option may be exercised within a three month period following the date of death, but in no event later than the Exercise Period specified in the Option Agreement by which such option was granted. The option shall be exercisable during such period by the optionee's estate or by any person who acquires the right to exercise the option by reason of the optionee's death.

         (c) If during the term of an unexercised option employment with the Corporation or any of its subsidiaries is terminated by reason of the "long-term disability" of the optionee, as such term is defined for purposes of the Long-Term Disability Benefits Plan maintained by the Corporation, or any comparable arrangement maintained by any non-U.S. subsidiaries, the option may be exercised within a three-month period following the date of termination but in no event later than the Exercise Period specified in the Option Agreement by which such option was granted. For these purposes, the date of termination shall be the earlier to occur of (i) actual termination of employment or (ii) the date one year after that on which the optionee's disability leave of absence commenced. The optionee's legal representative, if appointed, shall be entitled to exercise the option.

         (d) If during the term of an unexercised option employment with the Corporation or any of its subsidiaries is terminated by reason of retirement at any time following the date the optionee is eligible to retire early pursuant to
Section 4 of the Beneficial Corporation Pension Plan dated October 1, 1983, as amended, or the comparable arrangement, if any, covering employees of non-U.S. subsidiaries ("Pension Plan") the option may be exercised at any time during the three-month period following his or her retirement date, but in no event later than the Exercise Period specified in the Option Agreement by which such option was granted.

         (e) The portion of any option subject to this Section 10 which is not exercised within the periods permitted by paragraphs (b) through (d) above shall lapse.

11. Adjustment Provisions. In the event of any change in the Common Stock of the Corporation, $1.00 par value, by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, extraordinary dividend, or of any similar change affecting such Common Stock, then in any such event the number and kind of shares subject to options granted pursuant to the Plan and their purchase price per share shall be appropriately adjusted consistent with such change in such manner as the Committee may deem equitable to prevent substantial dilution or enlargement of the rights granted pursuant to any Option Agreement issued hereunder. Any adjustments so made shall be final and binding upon all parties.

12. Duration, Amendment and Termination. This Plan is intended to be perpetual and shall have no stated termination date; provided however, that the Board of Directors, acting in accordance with the procedures prescribed for actions of such nature under the Corporation's By-Laws and the applicable provisions of the laws of the State of Delaware, may amend the Plan from time to time or terminate the Plan at any time. No action or amendment authorized by this Section or
Section 8 shall reduce the amount of any existing benefits or change the terms and conditions thereof without the optionee's consent.

         By mutual agreement between the Corporation and an optionee hereunder or under any other stock option plan of the Corporation, options or rights may be granted to the optionee in substitution and exchange for, and in cancellation of, any benefits previously granted to the optionee under this Plan or any other stock option plan of the Corporation.

13. Compliance/Governing Law. This Plan, all options issued hereunder, and the obligation of the Corporation to sell and deliver shares of Common Stock hereunder, shall be governed by and construed in accordance with the laws of the State of Delaware, and be subject to all applicable Federal and State laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required.

14. No Rights as Stockholder. Individuals granted options pursuant to the Plan and transferees shall have no rights as stockholders with respect to any shares of Common Stock subject to such options prior to the date of issuance to them of certificates for such shares. Other than pursuant to Section 11 hereof no adjustment shall be made for dividends or distributions or other rights with respect to such shares for which the record date is prior to the date on which they shall become the holder of record thereof.

15. No Rights to Continued Employment. Nothing contained herein or in any stock option agreement between the Corporation and any optionee shall be deemed or construed to confer on any such optionee any right to continuance of employment by the Corporation or its subsidiaries, nor shall it interfere in any way with the right of the Corporation or its subsidiary to terminate the optionee's employment at any time.




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                                   SCHEDULE A

                           THE BENEFICIAL CORPORATION
                       BENSHARES EQUITY PARTICIPATION PLAN

                       Participating Foreign Jurisdictions

1.       The United Kingdom

2.       Ireland